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                                                                    EXHIBIT 99.1


                             FOR IMMEDIATE RELEASE


FOR IMMEDIATE RELEASE
November 25, 2002

Contact: John Breed
         Director, Media and Government Relations
         (713) 209-8835


                    COOPER INDUSTRIES APPOINTS TERRY A. KLEBE
                             CHIEF FINANCIAL OFFICER


Houston, TX, November 25, 2002 - Cooper Industries, Ltd. (CBE:NYSE) today announced that Terry A. Klebe has been appointed senior vice president & chief financial officer effective January 1, 2003. Mr. Klebe is succeeding D. Bradley McWilliams, who will step down as chief financial officer on December 31, 2002, in anticipation of his planned retirement on April 1, 2003, after nearly 32 years of valued service with Cooper.

         Mr. Klebe joined Cooper in 1995 as vice president and controller and was promoted to senior vice president, Strategic Sourcing in 1999. Mr. Klebe's responsibilities were further expanded in 2001 when he assumed the additional role of chief information technology officer for the Company. Since that time, he has been the principal architect of the Company's overarching information technology and electronic commerce strategies.

         Mr. Klebe began his career with Ernst & Young, LLP where he gained extensive audit and consulting experience in the manufacturing and energy industries. Mr. Klebe served with Ernst & Young in assignments in Oklahoma City and in the firm's headquarters in New York. While in New York, Mr. Klebe was assigned to the firm's Technical Accounting and Auditing Group, which has oversight for accounting policy and rulemaking issues. Mr. Klebe was a partner in the firm's Houston office immediately prior to joining Cooper in 1995.

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COOPER INDUSTRIES                                                         PAGE 2



         As chief financial officer, Mr. Klebe will be responsible for Cooper's accounting, tax, treasury, internal audit and investor relations functions. Mr. Klebe also will retain responsibility for the Company's information technology and electronic commerce initiatives.

         "Terry Klebe brings considerable financial experience and a unique depth of technical knowledge to the chief financial officer's position," said H. John Riley, chairman, president & chief executive officer. "After spending five years as Cooper's vice president and controller, Terry was instrumental in consolidating Cooper's supply chain activities through a newly-created corporate Strategic Sourcing structure, which now is producing significant savings for the Company. In his new role, Terry will maintain responsibility for the development and integration of Cooper's leading-edge information technology platforms, which will allow us to further integrate and streamline our financial and administrative processes to support our global growth strategy going forward.

         "In addition to his considerable contributions within Cooper, Terry brings a depth of insight and experience gained over 17 years at Ernst & Young," continued Riley. "This background will be especially valuable as Terry becomes accountable for the Company's financial reporting processes and procedures with oversight from the audit committee of our Board of Directors. Terry will provide rigorous financial leadership for Cooper in a regulatory environment which calls for increasingly demanding controls on disclosure and reporting requirements."

         Cooper also announced the planned retirement of David A. White, Jr., senior vice president, Strategic Planning & New Venture Development Officer, effective December 31, 2002, after 31 years of service with the Company. Mr. Klebe will assume responsibility for the Company's strategic planning activities.

         Cooper Industries, Ltd., with 2001 revenues of $4.2 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, with administrative headquarters in Houston, Texas, Cooper has more than 29,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.

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